EXHIBIT 10.13

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (the “Agreement”) is made as of October 20, 2011, (the “Effective Date”) between Lonza Walkersville, Inc., a Delaware corporation having its principal place of business at 8830 Biggs Ford Road, Walkersville, Maryland 21793 (“LWI”), and Heat Biologics, Inc., a Delaware Corporation, having an office at 15 TW Alexander Drive, Suite 119, Research Triangle Park, NC  27709 (“CLIENT”) (each of LWI and CLIENT, a “Party” and, collectively, the “Parties”).

RECITALS

A.

LWI operates a multi-client production facility located at 8830 Biggs Ford Road, Walkersville, Maryland 21793 (the “Walkersville Facility”).

B.

CLIENT desires to have LWI produce a product containing human cells and intended for therapeutic use in humans, and LWI desires to produce such product.

C.

CLIENT desires to have LWI conduct work according to individual Statement of Work, as further defined in Section 1.32 below.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, LWI and CLIENT, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.

DEFINITIONS

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout the Agreement.  Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular.

“Acceptance Period” shall have the meaning set forth in Section 5.2.2.

“Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party.  For purposes of this definition, the term “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Background Intellectual Property” has the meaning set forth in Section 11.1

“Batch” means a specific quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.

“Batch Record” means the production record pertaining to a Batch.

“cGMP” means the regulatory requirements for current good manufacturing practices promulgated by the FDA under 21 CFR Parts 210 and 211, as amended from time to time.

“Change Order” has the meaning set forth in Section 2.2.

“CLIENT Development Materials” has the meaning set forth in Section 2.3.

 “CLIENT Materials” means the CLIENT Development Materials and the CLIENT Production Materials.

“CLIENT Personnel” has the meaning set forth in Section 4.8.1.

“CLIENT Production Materials” has the meaning set forth in Section 4.2.

“Commencement Date” means the date set forth in the Statement of Work, based on a Draft Plan, for the commencement of the production of the Product.

“Confidential Information” has the meaning set forth in Section 10.1.

“Disapproval Notice” shall have the meaning set forth in Section 5.2.2.

 “Draft Plan” shall have the meaning set forth in Section 4.1.

“End Use Product” means a pharmaceutical or medicinal product containing Product, including without limitation such a product in a final packaged form and labeled for use in clinical trials or for commercial sale to end users.

“Facility” shall mean the Walkersville Facility or such other LWI facility as designated in writing by LWI from time to time with the consent of CLIENT, which shall not be unreasonably withheld.

 “FDA” means the U.S. Food and Drug Administration, and any successor agency thereof.

“First Statement of Work” has the meaning set forth in the definition of Statement of Work.

“Intellectual Property” means all patents, copyrights, trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, and all other intellectual property rights, including all applications and registrations with respect thereto, and all data, information, reports and any and all related documentation.

“LWI Operating Documents” means the standard operating procedures, standard manufacturing procedures, raw material specifications, protocols, validation documentation, and supporting documentation used by LWI, such as environmental monitoring, for operation and maintenance of the Facility and LWI equipment used in the process of producing the Product, excluding any of the foregoing that are unique to the manufacture of Product.

“LWI Parties” has the meaning set forth in Section 15.2.

“Master Production Record” means the documentation developed by LWI that contains a detailed description of a Process and any other instructions to be followed by LWI in the production of a Product.

“Materials” means all raw materials and supplies to be used in the production of a Product.

“New Client Intellectual Property” has the meaning set forth in Section 11.2.

“New General Application Intellectual Property” has the meaning set forth in Section 11.3.

“Process” means the manufacturing process for a Product developed by LWI pursuant to the terms of this Agreement.

“Product” means a product based upon CLIENT’s ImPACT Immune Pan Antigen Cytotoxic Technology.

“Product Warranties” means those warranties as specifically stated in Section 5.2.2.

“Production Term” shall have the meaning set forth in Section 4.4.

“Quality Agreement” means the Quality Agreement entered into by the Parties simultaneously with the execution hereof relating to a Product.

“Regulatory Approval” means the approval by the FDA to market and sell the Product in the United States.

“SOP” means a standard operating procedure.

“Specifications” means the Product specifications set forth in the Statement of Work or as modified by the Parties in connection with the production of a particular Batch of Product hereunder.

“Statement of Work” means a plan to develop a Process or Product that is attached hereto as Appendix A or later becomes attached through an amendment by the Parties.  The first Statement of Work, which is attached hereto, is numbered Appendix A-1 and is hereby incorporated and made a part of this Agreement (the “First Statement of Work”).  It is contemplated that each separate project shall have its own Statement of Work.  As each subsequent Statement of Work is agreed to by the Parties, each shall state that it is to be incorporated and made a part of this Agreement and shall be consecutively numbered as A-2, A-3, etc.

“Technology Transfer” means the transfer of documentation, specifications, and production process by CLIENT to LWI for the development of the Master Production Record for the manufacturing of the Product specifically for the CLIENT.

“Third Party” means any party other than LWI, CLIENT or their respective Affiliates.

2.

STATEMENTS OF WORK - PROCESS AND PRODUCT DEVELOPMENT; TECHNOLOGY TRANSFER; ADDITIONAL SERVICES

2.1

Statement of Work.  Prior to performing any Process or Product development, Technology Transfer, or Process or Product manufacture, the Parties will collaborate to develop a Statement of Work, describing the activities to be performed by the Parties, or to be subcontracted by LWI to Third Parties.  Once agreed to by the Parties, the Statement of Work shall be executed by each of the Parties and appended hereto as part of Appendix A.  In the event of a conflict between the terms and conditions of this Agreement and any Statement of Work, the terms and conditions of this Agreement shall control.

2.2

Modification of Statement of Work.  Should CLIENT want to change a Statement of Work or to include additional services to be provided by LWI, CLIENT may propose to LWI an amendment to the Statement of Work with the desired changes or additional services (“Change Order”).  LWI shall use commercially reasonable efforts to accommodate any such request and shall promptly notify CLIENT.  If LWI determines that it has the resources and capabilities to accommodate such Change Order, LWI will prepare a modified version of the Statement of Work reflecting such Change Order (including, without limitation, any changes to the estimated timing, estimated charges or scope of a project) and will submit such modified version of the Statement of Work to CLIENT for review and comment. The modified Statement of Work shall be binding on the Parties only if it refers to this Agreement, states that it is to be made a part thereof, and is signed by both Parties.  Whereafter such modified version of the Statement of Work will be deemed to have replaced the prior version of the Statement of Work.  Notwithstanding the foregoing, if a modified version of the Statement of Work is not agreed to by both Parties, the existing Statement of Work shall remain in effect.

2.3

CLIENT Deliverables.  Within the time period specified in a Statement of Work, CLIENT will provide LWI with (a) the materials listed in the Statement of Work for which CLIENT is responsible for delivering to LWI, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for the performance of the Statement of Work, and (b) any protocols, SOPs and other information and documentation in possession or control of CLIENT and necessary for the performance of the Statement of Work, and for the preparation of the Master Production Record in conformance with cGMP, including, without limitation, process information, SOPs, development data and reports, quality control assays, raw material specifications (including vendor, grade and sampling/testing requirements), product and sample packing and shipping instructions, and product specific cleaning and decontamination information, (collectively, the “CLIENT Development Materials”).

2.4

Performance by LWI.  Subject to the provision by CLIENT of the CLIENT Development Materials pursuant to Section 2.3, LWI will use commercially reasonable effortsto perform, directly or, subject to the terms of the Statement of Work or approval by CLIENT (such approval not to be unreasonably withheld), through a Third Party contractor, the work described in a Statement of Work in a professional and workmanlike manner in accordance with the terms of this Agreementand will use commercially reasonable efforts to complete tasks in accordance with the timelines specified in a Statement of Work.  LWI will promptly (and in any event within three business days of becoming aware of such event or circumstance) notify CLIENT of any material delays that arise during the performance of the Statement of Work.

2.5

Process Development Services.  If CLIENT requires process development services (“PD Services”) during the Term, Client shall notify LWI of its requirements for PD Services.  The parties shall negotiate in good faith for a period of up to sixty days regarding the scope of required services and the terms under which LWI may provide such PD Service to CLIENT, during which negotiation period CLIENT shall not discuss or solicit proposals from third-party providers of PD Services. The terms may include discounted rates, priority service, a security deposit and/or such other terms as the parties may agree.  CLIENT shall not be required to notify LWI of, nor to negotiate with LWI regarding, PD Services to be conducted by CLIENT’s (i) employees at one or more facilities owned or operated by CLIENT or (ii) academic research partners operating under a written agreement for the provision of development services to CLIENT.  In addition, if (a) CLIENT undergoes a Corporate Event (as defined below), the Parties shall thereafter have no further obligation under this Section 2.5 and (b) CLIENT engages a third party to perform PD Services after having afforded LWI the opportunity to negotiate in good faith to perform such PD Services, the Parties shall thereafter have no further obligation under this Section 2.5 with regard to such PD Services.

2.6

Consulting Services. LWI shall make its subject-matter experts in the areas of process improvement and manufacturing cost reduction reasonably available to CLIENT during the Term on a fee-for-service basis at then-current commercial rates.

3.

TECHNOLOGY TRANSFER

3.1

Based on the information provided by CLIENT and including process changes developed by LWI pursuant to any applicable Statement of Work, LWI will prepare the Master Production Record for the Process in accordance with the schedule set forth in the Statement of Work.  CLIENT will inform LWI of any specific requirements CLIENT may have relating to the Master Production Record, including, without limitation, any information or procedures CLIENT wishes to have incorporated therein.  If LWI intends to include in the Master Production Record the use of any assay, medium, or other technology that is not commercially available, LWI will inform CLIENT of such intention and the Parties will meet to discuss and attempt to agree in good faith on the terms of use of such non-commercially available materials or technology in the Process.

3.2

CLIENT will cooperate with LWI to assist LWI to develop the Master Production Record and Process, including, without limitation, by providing LWI with additional information and procedures as may be required to create the Master Production Record, Process, and/or any of the following: (i) manufacturing process information, SOPs, development reports, (ii) quality control assays, (iii) raw material specifications (including vendor, grade and sampling/testing requirements), (iv) Product and sample packing and shipping instructions, (v) Product specific cleaning and decontamination information.

3.3

LWI will deliver a draft version of the Master Production Record to CLIENT for its review and approval in accordance with the schedule set forth in the Statement of Work. CLIENT will notify LWI in writing of any objections it has to the draft Master Production Record, and upon such notification, representatives of LWI and CLIENT will meet promptly to resolve such objections.  Upon CLIENT’s written acceptance of the draft Master Production Record, or in the event that CLIENT does not submit a written notice setting forth CLIENT’s objections to the draft Master Production Record within ten (10) business days following receipt of such draft by CLIENT, such draft will be deemed approved by CLIENT.

3.4

The Process, Master Production Record, Specifications, and any improvements or modifications thereto developed during the term of this Agreement, but excluding any LWI Operating Documents, New General Application Intellectual Property or LWI Confidential Information included in any of the foregoing, will be deemed CLIENT Confidential Information and subject to the provisions set forth in Article 10.  CLIENT shall be permitted to use the Process and/or the Master Production Record to manufacture and sell Product; provided, however, that if the Process and/or the Master Production Record incorporates or contains any LWI Background Intellectual Property, LWI Confidential Information or New General Application Intellectual Property, prior to any disclosure of such LWI Background Intellectual Property, LWI Confidential Information or New General Application Intellectual Property to, or use by, a Third Party manufacturer, CLIENT shall obtain LWI’s written consent to such disclosure, which consent shall not be unreasonably withheld.

4.

MANUFACTURE OF PRODUCT; ORDER PROCESS; DELIVERIES

4.1

Draft Plan.  Together with the draft version of the Master Production Record described in Section 3.3 above, LWI will deliver to CLIENT for review and comment, a proposed draft plan describing the activities to be performed by LWI, or to be subcontracted by LWI to Third Parties, in the production of a Product (the “Draft Plan”).  Once LWI delivers to CLIENT the proposed Draft Plan, the parties will meet to decide whether to issue a new Statement of Work pursuant to Section 2.1, or to modify an existing Statement of Work pursuant to Section 2.2, based on that Draft Plan and any agreed upon modifications.

4.2

CLIENT Deliverables.  Within any time period specified in the Draft Plan and agreed to in any applicable Statement of Work, CLIENT will use commercially reasonable efforts to provide LWI with the materials listed in the Statement of Work required to be supplied by CLIENT for the production of the Product, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for the performance of the Draft Plan (collectively, the “CLIENT Production Materials”).  LWI shall not be responsible for any delay resulting from CLIENT’s to deliver the CLIENT Production Materials in accordance with the timelines set forth in the Draft Plan or any applicable Statement of Work.

4.3

Commencement Date.  The Statement of Work based on a Draft Plan will include a Commencement Date agreed upon by the Parties.

4.4

Manufacture by LWI.  During the time period specified in any Statement of Work during which Product will be manufactured (the “Production Term”), LWI will use commercially reasonable efforts to manufacture, package, ship, handle quality assurance and quality control for the Product, all as set forth in the Statement of Work, and to deliver to CLIENT the quantities of Product requested by CLIENT in the Statement of Work, all in accordance with the terms set forth in Section 4.5 below.

4.4.1

Minimum Purchase Obligations.  CLIENT shall order no less than ninety percent (90%) of its annual global requirements for Products from LWI in accordance with the terms of this Agreement (the “Minimum Purchase Obligation”).  The Minimum Purchase Obligation shall apply to all Products required by CLIENT in any year during the Term, except those Products specifically excluded under Section 4.4.2 below.  By way of illustration, the Minimum Purchase Obligation shall include Products for use in (i) any End Use Product in Phase II-B clinical trials or later (including, without limitation, Products in clinical trials for non-small cell lung cancer indications) and (ii) any End Use Product approved for commercial sale.

4.4.2

Exclusions.

(a)

Small-Scale Clinical Manufacture.  The Minimum Purchase Obligation shall not apply to Products for use in Phase I or Phase II-A clinical trials with enrollments of less than one hundred (100) patients, only to the extent such Products are manufactured by CLIENT in facilities operated by CLIENT or by CLIENT’s academic research partners under written agreement therefor.  CLIENT shall notify LWI within a reasonable period of time prior to commencement of manufacturing by CLIENT or its academic research partners of Product under this Section.

(b)

Following Corporate Event.  Upon consummation of a transaction in which (x) CLIENT transfers all or substantially all of the assets or operations of the business related to the development and sale of a Product to a third party whether by exclusive license, sale or other disposition, (y) Client undergoes a change in control following which more than fifty percent (50%) of the outstanding voting securities of CLIENT are owned by a third party unaffiliated with the stockholders of the CLIENT prior to such transfer or (z) Client grants to a third party a license to make and/or sell (including upon the exercise of an option to acquire the right to make and/or sell) one or more Products where the third party is regularly engaged in the marketing and sale of pharmaceutical and/or biotechnology products  (i.e., such third party is not solely or primarily engaged in the business of providing contract manufacturing services) (any such transaction, a “Corporate Event”), the Minimum Purchase Obligation relating to the Product(s) so effected shall be reduced to fifty percent (50%) of CLIENT’s annual global requirements for such Product(s) for six months following the consummation of the Corporate Event and to twenty percent (20%) of CLIENT’s annual global requirements for such Product(s) for the following eighteen months, subject in each case to the exclusions set forth in Section 4.4.2(a); provided, however, that CLIENT may elect to terminate such obligation at any time following the consummation of a Corporate Event by paying to LWI an amount equal to the greater of:

(A) the most recent Batch price times twenty-five percent (25%) of the annual volume of Batches ordered in the immediately preceding year times the number of months (or fraction thereof) (if any) remaining in the first eighteen (18) months following consummation of the Corporate Event, with the product divided by twelve (12) OR

(B) (x) the most recent Batch price times twenty-five percent (25%) of the volume of Batches forecast to be ordered during the months (or fraction thereof) (if any) remaining in the first twelve (12) months following consummation of the Corporate Event, plus (y) the most recent Batch price times ten percent (10%) of the volume of Batches forecast to be ordered during the next six (6) months following conclusion of the period described in clause (x).

plus in either case, (C) all costs incurred or irrevocably committed by LWI prior to delivery of such election to LWI (such payment, the “Termination Fee”).  CLIENT must give LWI thirty (30) days written notice of any election pursuant to the preceding sentence.  Following delivery by CLIENT of notice of a pending or completed Corporate Event, the Parties shall work together in good faith to provide for the continued production of Product by LWI for the successor in interest to CLIENT and/or to transition production of Product to the successor or its designated manufacturer.  CLIENT or such successor shall be responsible for the reasonable costs and expenses associated with effecting such transition.  After two years following consummation of the Corporate Event (or sooner if an election is made and Termination Fee is fully paid pursuant to this Section) no Minimum Purchase Obligation for such Product(s) shall apply and either party may thereafter terminate this Agreement as to such Product (in the case of disposition or license of the business or assets related to such Product) or in its entirety (in the case of a change of control of the Company or sale or license of all or substantially all of the Company’s assets) upon sixty (60) days notice.

4.4.3

Forecasting.  No later than the first (1st) day of each calendar quarter, CLIENT shall supply LWI with a written forecast showing CLIENT's estimated quarterly requirements for Product for the following twenty-four (24) month period (the “Forecast”).  Except as set forth in Clause 4.4.4 below, the forecast shall not be binding on CLIENT and shall be used by LWI solely for planning purposes.  No later than thirty days (30) days following LWI’s receipt of a Forecast, LWI shall provide written notice to CLIENT of whether it has (as of the date of receipt of the Forecast) capacity available to manufacture the quantities of Products forecasted therein. Notwithstanding the foregoing, CLIENT acknowledges and agrees that such written communication from LWI shall not constitute a binding obligation upon, or create any liability for, LWI.   If CLIENT’s Forecasts would require LWI to expand its capacity beyond the then-current capacity at the Facilities used for the manufacture of Products, then LWI shall notify CLIENT in writing of the potential expansion required, and the Parties will discuss the amount of additional capacity that is needed, as well as the various options that may be available to provide such capacity as well as associated costs and tax benefits of the various options.  Without limiting the generality of the foregoing, if capacity constraints at the LWI Facility or other commercial or legal considerations make the production of Product at a facility owned or controlled by an Affiliate of LWI advantageous to CLIENT, LWI shall use all reasonable efforts to cause one or more Affiliates of LWI to produce Product for CLIENT on terms substantially identical to those set forth in this Agreement.

4.4.4

Purchase Orders.  CLIENT shall place purchase orders binding on CLIENT for its requirement of the Product in full Batch quantities at least four (4) months (or earlier as may be agreed by the Parties) prior to the Commencement Date. Each binding purchase order, signed by CLIENT’s duly authorized representative and accepted in writing by LWI, shall authorize LWI to manufacture such quantities of the Product as are set forth therein. LWI shall not be obligated to commence manufacture of any Product unless and until such written purchase order is accepted in writing by LWI.  LWI shall be obligated to accept any purchase order for delivery of Product during a specified month so long as the quantities of Product ordered by CLIENT for delivery during such month do not exceed the quantity forecasted for that month during the Semi Firm Period (as defined below) by more than twenty five percent.  Any delivery date set forth in LWI’s written confirmation of a purchase order shall be an estimated delivery date only, and LWI shall be deemed to have timely delivered Product so long as it is delivered no more than three days before or day after the date specified for delivery by CLIENT.  Where CLIENT issues any purchase order in respect of any Batches, any additional or inconsistent terms or conditions of any purchase order, acknowledgement or similar standardized form given or received pursuant to this Agreement shall have no effect and such terms and conditions are hereby excluded.

4.4.5

Rescheduling.  LWI shall have the right to reasonably reschedule a Commencement Date upon reasonable prior written notice to CLIENT, provided that the rescheduled Commencement Date is no earlier or no later than ninety (90) days from the original schedule at time of placement of the binding purchase order. If the CLIENT requests to change the Commencement Date, LWI will make all reasonable attempts to accommodate the request; provided, however, in the event that this change would impact other projects scheduled for occupancy in the designated suite or suites, the CLIENT’s project may be delayed until an adequate time period is available in the schedule.  Any such change requested by CLIENT may result in a fee as may be set forth in the applicable Statement of Work.

4.4.6

Cancellation of a Binding Purchase Order for Product manufactured for use in Clincal Trials.  CLIENT may cancel a binding purchase order upon written notice to LWI, subject to the payment of a cancellation fee as calculated below (the “Clinical Cancellation Fee”):

(a)

In the event that CLIENT provides written notice of cancellation to LWI less than or equal to one (1) month prior to the Commencement Date of a subject Batch, or after LWI has commenced manufacture of a subject Batch, then one hundred percent (100%) of the Batch Price of each such cancelled Batch is payable;

(b)

In the event that CLIENT provides written notice of cancellation to LWI more than one (1) month but less than or equal to four (4) months prior to the Commencement Date of a subject Batch, then thirty-five percent (35%) of the Batch Price of each such cancelled Batch is payable;

(c)

In the event that CLIENT provides written notice of cancellation to LWI more than four (4) months but less than or equal to six (6) months prior to the Commencement Date of a subject Batch (i.e., during the “Clinical Semi-Firm Period”), then fifteen percent (15%) of the Batch Price of each such cancelled Batch is payable; or

(d)

In the event CLIENT provides written notice of cancellation more than six (6) months prior to the Commencement Date of a subject Batch, then no Cancellation Fee is payable.

4.4.7

Cancellation of a Binding Purchase Order for Product manufactured for Commercial Supply.  CLIENT may cancel a binding purchase order upon written notice to LWI, subject to the payment of a cancellation fee as calculated below (the “Commercial Cancellation Fee” and together with the Clinical Cancellation Fee, the “Cancellation Fee”):

(a)

In the event that CLIENT provides written notice of cancellation to LWI less than or equal to three (3) months prior to the Commencement Date of a subject Batch, or after LWI has commenced manufacture of a subject Batch, then one hundred percent (100%) of the Batch Price of each such cancelled Batch is payable;

(b)

In the event that CLIENT provides written notice of cancellation to LWI more than three (3) months but less than or equal to six (6) months prior to the Commencement Date of a subject Batch (the “Commercial Semi-Firm Period” and together with the Clinical Semi-Firm Period, the “Semi-Firm Period”), then fifty percent (50%) of the Batch Price of each such cancelled Batch is payable;

(c)

In the event that CLIENT provides written notice of cancellation to LWI more than six (6) months but less than or equal to nine (9) months prior to the Commencement Date of a subject Batch, then thirty percent (30%) of the Batch Price of each such cancelled Batch is payable; or

(d)

In the event CLIENT provides written notice of cancellation more than nine (9) months prior to the Commencement Date of a subject Batch, then no Cancellation Fee is payable.

4.4.8

Payment of Cancellation Fee.  Any Cancellation Fee shall be payable within thirty (30) days following the Commencement Date of the Manufacturing Process associated with the cancelled Batch.

4.5

Packaging and Shipping.  LWI will package and label the Product for shipment in accordance with the Master Production Record and LWI’s standard practices in effect at the time of performance by LWI.  LWI will deliver the Product EXW the Facility to a common carrier designated by CLIENT to LWI in writing not less than ten days prior to the applicable delivery date unless otherwise agreed to in a Statement of Work.  CLIENT will provide to LWI its account number with the selected carrier and will pay for all shipping costs in connection with each shipment of Product.  Each shipment will be accompanied by the documentation listed in the Draft Plan.  LWI will use commercially reasonable efforts to deliver each shipment of Product to CLIENT on the requested delivery date for such shipment.  LWI will promptly notify CLIENT if LWI reasonably believes that it will be unable to meet a delivery date.  CLIENT may take delivery of a Batch of Product (or any portion thereof) at any time after acceptance of such Batch in accordance with Section 5.2 (the “Delivery Period”).  Until such time as CLIENT takes delivery of any Batch (or portion thereof), LWI shall store such Product in accordance with the applicable Specifications and on the other terms and conditions set forth in the applicable Statement of Work.

4.6

Quality Agreement.  Upon the decision to manufacture a Product according to a Draft Plan, the Parties shall enter into a separate Quality Agreement, in the form attached hereto, setting forth the terms for Product quality, quantity, price, and any other terms necessary for such agreements.  Such Quality Agreement shall be separately appended to this Agreement.

4.7

Records.  LWI will maintain accurate records for the production of the Product, as required by applicable laws and regulations. LWI will retain possession of the Master Production Record, all Batch Records and LWI Operating Documents, and will make copies thereof available to CLIENT upon CLIENT’s request and at CLIENT’s expense.  LWI Operating Documents will remain LWI Confidential Information.  CLIENT will have the right to use and reference any of the foregoing in connection with a filing for Regulatory Approval of the Product or as otherwise authorized by the Agreement.

4.8

CLIENT Access.

4.8.1

CLIENT’s employees and agents (including its independent contractors) (collectively, “CLIENT Personnel”) may participate in the production of the Product only in such capacities as may be approved in writing in advance by LWI.  CLIENT Personnel working at the Facility are required to comply with LWI’s Operating Documents and any other applicable LWI facility and/or safety policies.  For the avoidance of doubt, CLIENT Personnel may not physically participate in the production or manufacture of any Product that may be used in or on humans.

4.8.2

CLIENT Personnel working at the Facility will be and remain employees of CLIENT, and CLIENT will be solely responsible for the payment of compensation for such CLIENT Personnel (including applicable Federal, state and local withholding, FICA and other payroll taxes, workers’ compensation insurance, health insurance, and other similar statutory and fringe benefits).  CLIENT covenants and agrees to maintain workers’ compensation benefits and employers’ liability insurance as required by applicable Federal and Maryland laws with respect to all CLIENT Personnel working at the Facility.

4.8.3

CLIENT will pay for the actual cost of repairing or replacing to its previous status (to the extent that LWI determines, in its reasonable judgment, that repairs cannot be adequately effected) any property of LWI damaged or destroyed by CLIENT Personnel, provided CLIENT shall not be liable for repair or replacement costs resulting from ordinary wear and tear.

4.8.4

CLIENT Personnel visiting or having access to the Facility will abide by LWI standard policies, operating procedures and the security procedures established by LWI.  CLIENT will be liable for any breaches of security by CLIENT Personnel.  In addition, CLIENT will reimburse LWI for the cost of any lost security cards issued to CLIENT Personnel, at the rate of $50 per security card.  All CLIENT Personnel will agree to abide by LWI policies and SOPs established by LWI, and will sign an appropriate confidentiality agreement.

4.8.5

CLIENT will indemnify and hold harmless LWI from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of any injuries suffered by CLIENT Personnel while at the Facility or elsewhere, except to the extent caused by the gross negligence or willful misconduct on the part of any LWI Party.

4.9

Disclaimers.  CLIENT acknowledges and agrees that LWI Parties will not engage in any Product refinement or development of the Product, other than as expressly set forth in this Agreement and the Statement of Work.  CLIENT acknowledges and agrees that LWI Parties have not participated in the invention or testing of any Product, and have not evaluated its safety or suitability for use in humans or otherwise.

5.

PRODUCT WARRANTIES; ACCEPTANCE AND REJECTION OF PRODUCTS

5.1

Product Warranties.  LWI warrants that any Product manufactured by LWI pursuant to this Agreement, at the time of delivery pursuant to Section 4.5: (a) conforms to the Specifications; (b) was manufactured in accordance with the Master Production Record; and (c) was manufactured in accordance with cGMP.

5.2

Approval of Shipment.

5.2.1

When the Product ordered by CLIENT is ready for delivery, LWI will notify CLIENT and supply CLIENT with the required documentation set forth in the Draft Plan.

5.2.2

Within thirty (30) calendar days after CLIENT’s receipt of such documentation regarding such Product (the “Acceptance Period”), Client shall determine by review of such documentation whether or not the given Batch conforms to the product warranties set forth in Section 5.1 above (“Product Warranties”).  If CLIENT asserts that the Product does not comply with the Product Warranties set forth in Section 5.1 above, CLIENT will deliver to LWI, in accordance with the notice provisions set forth in Section 17.4 hereof, written notice of disapproval (the “Disapproval Notice”) of such Product, stating in reasonable detail the basis for such assertion of non-compliance with the Product Warranties.  If a valid Disapproval Notice is received by LWI during the Acceptance Period, then LWI and CLIENT will provide one another with all related paperwork and records (including, but not limited to, quality control tests) relating to both the production of the Product and the Disapproval Notice.  If a valid Disapproval Notice is not received during the Acceptance Period, the Product will be deemed accepted and ready for shipment.  Upon acceptance, the Product shall be delivered to CLIENT, and CLIENT shall accept delivery thereof, within 10-days after such acceptance.  Title and risk of loss to such Product shall pass to CLIENT at the time of delivery to the common carrier pursuant to Section 4.5.

5.3

Dispute Resolution.  LWI and CLIENT will attempt to resolve any dispute regarding the conformity of a shipment of Product with the Product Warranties.  If such dispute cannot be settled within 30 days of the submission by each Party of such related paperwork and records to the other Party, and if the Product is alleged not to conform with the Product Warranties set forth in Section 5.1(a), then CLIENT will submit a sample of the Batch of the disputed shipment to an independent testing laboratory of recognized repute selected by CLIENT and approved by LWI (such approval not to be unreasonably withheld) for analysis, under quality assurance approved procedures, of the conformity of such shipment of Product with the Specifications.  The costs associated with such analysis by such independent testing laboratory will be paid by the Party whose assessment of the conformity of the shipment of Product with the Specifications was mistaken.

5.4

Remedies for Non-Conforming Product.

5.4.1

In the event that the Parties agree, or an independent testing laboratory determines, pursuant to Section 5.3, that a Batch of Product fails to conform to the Product Warranties due to the failure of: (a) LWI personnel properly to execute the Master Production Record, (b) LWI personnel to comply with cGMP, or (c) the Facility utilities, then, at CLIENT’s request, LWI will produce for CLIENT sufficient quantities of Product to replace the non-conforming portion of such Batch of Product (the “Production Rerun”), in accordance with the provisions of this Agreement and at no additional cost to CLIENT.  LWI shall complete any Production Rerun as soon as possible following CLIENT’s request therefore and in any event within 60 days of such request.  If more than 25% of the Batches of a Product ordered by CLIENT for delivery during any 12 month period in which CLIENT orders more than 20 Batches, fails to conform to the Product Warranties due to the failure of (a), (b) or (c) and LWI cannot cure the cause(s) of such failures within sixty (60) days of notice thereof, then the Minimum Purchase Obligation relating to such Product shall be of no further force and effect.

5.4.2

In the event that the Parties agree, or an independent testing laboratory determines, pursuant to Section 5.3, that a Batch of Product materially fails to conform to the Product Warranties for any reason other than as set forth in Section 5.4.1, then LWI shall have no liability to CLIENT with respect to such Batch and LWI will, at CLIENT’s request, produce for CLIENT a Production Rerun at CLIENT’s expense.

5.4.3

CLIENT acknowledges and agrees that its sole remedy with respect to the failure of Product to conform with any of the Product Warranties is as set forth in this Section 5.4, and in furtherance thereof, Client hereby waives all other remedies at law or in equity regarding the foregoing claims.

6.

DAMAGE OR DESTRUCTION OF MATERIALS AND/OR PRODUCT

6.1

Remedies.  If during the manufacture of Product pursuant to this Agreement, Product and/or Materials are destroyed or damaged by LWI Personnel, and such damage or destruction resulted from LWI’s failure to execute the Process in conformity with the Master Production Record or gross negligence, then, except as provided in Section 6.2 below, LWI, as soon as it is commercially practicable to do so, will provide CLIENT with additional Product production time equal to the actual time lost because of the destruction or damage of the Product and/or Materials and will replace such Product and/or Materials at no additional cost to CLIENT.  CLIENT acknowledges and agrees that its sole remedy with respect to damaged or destroyed Materials and/or Product (except for the non-conformity of shipped Product described in Section 5) is as set forth in this Section 6.1, and in furtherance thereof, CLIENT hereby waives all other remedies at law or in equity regarding the foregoing claims.

6.2

Limitations.  Notwithstanding anything to the contrary set forth in the preceding Section 6.1, if during the manufacture of Product pursuant to this Agreement, Product or Materials are destroyed or damaged by LWI Personnel while LWI Personnel were acting at the direction of CLIENT Personnel, then LWI will have no liability to CLIENT as the result of such destruction or damage.

7.

STORAGE OF MATERIALS

7.1

Pre-Production.  LWI will store at the expense of CLIENT any CLIENT Materials, equipment or other property delivered pursuant to the Statement of Work or the Draft Plan to the Facility by CLIENT more than 30 days prior to the Commencement Date.  The storage rates will be set forth in the Statement of Work and may be amended from time to time by LWI.  No storage fees will be charged during the period starting 30 days prior to the Commencement Date and ending upon the expiration or termination of the Production Term.

7.2

Post-Production.  LWI will store at the Facility free of charge any in–process materials, CLIENT Materials, equipment and other CLIENT property (other than Product manufactured hereunder) that remains at the Facility on the date of expiration or termination of the Production Term (collectively “Remaining CLIENT Property”), for up to 90 calendar days.  If CLIENT has not provided any instructions as to the shipment or other disposition of Remaining CLIENT Property prior to the expiration of such ninety (90)-day period, LWI shall, if directed by CLIENT destroy such Remaining CLIENT Property, or otherwise shall continue to store such Remaining CLIENT Property at the Facility or elsewhere.  In the event that LWI continues to store such Remaining CLIENT Property, CLIENT will pay to LWI a storage charge at LWI’s then-standard storage rates for the period beginning on the ninety first (91st) day after the expiration or termination of the Production Term through the date that the storage terminates.

8.

REGULATORY MATTERS

8.1

Permits and Approvals.  During the Production Term, LWI will maintain any material licenses, permits and approvals necessary for the manufacture of the Product in the Facility.  LWI will promptly notify CLIENT if LWI receives notice that any such license, permit, or approval is or may be revoked or suspended.

8.2

Inspections/Quality Audit by CLIENT.  Up to two times during the Production Term provided for in any SOW  and upon not less than 30 days’ prior written notice, LWI will permit CLIENT to inspect and audit the parts of the Facility where the manufacture of the Product is carried out in order to assess LWI’s compliance with cGMP, and to discuss any related issues with LWI’s management personnel. At CLIENT’s request, any such inspection shall occur during the production of PRODUCT.  CLIENT Personnel engaged in such inspection will abide by the terms and conditions set forth in Sections 4.8.4 and 10.

8.3

Inspections by Regulatory Agencies.  LWI will allow representatives of any regulatory agency to inspect the relevant parts of the Facility where the manufacture of the Product is carried out and to inspect the Master Production Record and Batch Records to verify compliance with cGMP and other practices or regulations and will promptly notify CLIENT of the scheduling of any such inspection relating to the manufacture of Product.  LWI will promptly send to CLIENT a copy of any reports, citations, or warning letters received by CLIENT in connection with an inspection of a regulatory agency to the extent such documents relate to or affect the manufacture of the Product.

9.

FINANCIAL TERMS

9.1

Payments.  CLIENT will make payments to LWI in the amounts and on the dates set forth in the Statement of Work.  In the event that CLIENT has not paid an invoice within thirty (30) business days of the applicable due date (as established by Section 9.3), CLIENT’s failure shall be considered a material breach under Section 14.2, subject to the cure provisions set forth therein.  Further, in addition to all other remedies available to LWI, in the event that CLIENT has not paid an invoice within sixty (60) business days of the applicable due date (as established by Section 9.3), LWI may elect to suspend the provision of all or a portion of the services under this Agreement, provided that CLIENT shall remain liable for all fees owed pursuant to the Statement of Work during any such suspension.

9.2

Security Deposit.  The Security Deposit, as defined in the Statement of Work, will be returned to CLIENT within 60 days after the date of expiration or termination of this Agreement, if CLIENT has paid all fees, charges, or other payments due in connection with charges incurred prior to the expiration or termination of this Agreement, including, but not limited to, charges for lost, destroyed, stolen or damaged property of LWI (all such fees, charges, or other payments being called “Obligations”).  If any Obligations remain outstanding after the date of expiration or termination of this Agreement, then LWI shall be entitled to apply the Security Deposit against the payment of such Obligations.  The amount of the Security Deposit remaining, if any, after such application will be returned to CLIENT.  CLIENT shall remain liable to LWI for any deficiencies remaining after the application of the Security Deposit against the Obligations.

9.3

Invoices.  Within 30 days of the end of each month during which charges were incurred, LWI will provide CLIENT with an invoice setting forth a detailed account of any fees, expenses, or other payments payable by CLIENT under this Agreement for the preceding month.  The amounts set forth in each such invoice will be due and payable within 30 days of receipt of such invoice by CLIENT.

9.4

Taxes.  CLIENT agrees that it is responsible for and will pay any sales, use or similar taxes (the “Taxes”) resulting from LWI’s production of Product under this Agreement (except for income, franchise or property taxes payable by LWI).  To the extent not paid by CLIENT, CLIENT will indemnify and hold harmless the LWI Parties from and against any and all penalties, fees, expenses and costs whatsoever in connection with the failure by CLIENT to pay the Taxes.  LWI will not collect any sales and use taxes from CLIENT in connection with the production of any Product hereunder if CLIENT provides to LWI the appropriate valid exemption certificates.

9.5

Interest.  Any fee, charge or other payment due to LWI by CLIENT under this Agreement that is not paid within 30 days after it is due will accrue interest on a daily basis at a rate of 1% per month (or the maximum legal interest rate allowed by applicable law, if less) from and after such date.

9.6

Method of Payment.  All payments to LWI hereunder by CLIENT will be in United States currency and will be by check, wire transfer, money order, or other method of payment approved by LWI.  Bank information for wire transfers is as follows:

Bank of America

1815 Gateway Blvd.

Concord, CA  94521

ABA #:  1XXXXXXX2

Lockbox # 1XXX1

Account # 3XXXXXXXX6

Lonza Walkersville, Inc.

12261 Collections Center Drive

Chicago, Illinois  60693

Notwithstanding the foregoing, payments of up to $950,000.00 (the “Note Amount”) may be made by CLIENT to LWI under a Convertible Note (in the form of Exhibit A, the “Convertible Note”) dated as of the Effective Date, which shall be delivered by CLIENT to LWI on the Effective Date.  Unless otherwise agreed in writing by the parties, each invoice (unless contested in whole or in part by CLIENT) up to an aggregate amount of the Note Amount shall be deemed to be paid thirty days after delivery of the invoice and the uncontested portion of such invoice shall be treated as an advance of principal by LWI pursuant to the Convertible Note.  CLIENT acknowledges and agrees that LWI shall have no obligation to accept payment in excess of the Note Amount in any form other that check, wire transfer of immediately available funds or money order for any Product or services performed hereunder in excess of the Note Amount.

9.7

Cost Adjustments.  After the first anniversary of the Effective Date, LWI may (or in the case of any reduction in the PPI, LWI shall) annually adjust the various costs and rates set forth in each Statement of Work to reflect changes in the cost of materials and/or labor rate paid by LWI in connection with the production of Product under this Agreement; provided, however, that any increase in labor rates shall not exceed any percentage increase in the US Producer Price Index for the most recently published percentage change for the 12-month period preceding the applicable contract anniversary date.  LWI agrees to provide CLIENT with written notice of any such cost adjustment.

10.

CONFIDENTIAL INFORMATION

10.1

Definition.  “Confidential Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, specifications, data, results and other material, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans, any financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business, that has been disclosed by or on behalf of such Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement.  Without limiting the foregoing, the terms of this Agreement will be deemed “Confidential Information” and will be subject to the terms and conditions set forth in this Article 10.

10.2

Exclusions.  Notwithstanding the foregoing Section 10.1, any information disclosed by a Party to the other Party will not be deemed “Confidential Information” to the extent that such information:

(a)

at the time of disclosure is in the public domain;

(b)

becomes part of the public domain, by publication or otherwise, through no fault of the Party receiving such information;

(c)

at the time of disclosure is already in possession of the Party who received such information, as established by contemporaneous written records;

(d)

is lawfully provided to a Party, without restriction as to confidentiality or use, by a Third Party lawfully entitled to possession of such Confidential Information; or

(e)

is independently developed by a Party without use of or reference to the other Party’s Confidential Information, as established by contemporaneous written records.

10.3

Disclosure and Use Restriction.  Except as expressly provided herein, the Parties agree that for the term of the Agreement and the five-year period following any termination of the Agreement, each Party and its Affiliates will keep completely confidential and will not publish or otherwise disclose any Confidential Information of the other Party, its Affiliates or sublicensees, except in accordance with Section 10.4.  Neither Party will use Confidential Information of the other Party except as necessary to perform its obligations or to exercise its rights under this Agreement.

10.4

Permitted Disclosures.  Each receiving Party agrees to (i) institute and maintain security procedures to identify and account for all copies of Confidential Information of the disclosing Party and (ii) limit disclosure of the disclosing Party’s Confidential Information to its Affiliates, and with the other party’s prior approval (which shall not be unreasonably withheld) and as part of confirmatory due diligence, investors and prospective sublicensees and prospective successors and each of its and their respective officers, directors, employees, agents, consultants and independent contractors having a need to know such Confidential Information for purposes of this Agreement; provided that such persons are informed of the terms of this Agreement and are subject to obligations of confidentiality, non-disclosure and non-use similar to those set forth herein.  For clarification, CLIENT may disclose Confidential Information to the extent necessary to exercise its rights under Section 4.7 (e.g., to include any applicable LWI Intellectual Property in regulatory filings).

10.5

Government-Required Disclosure.  If a duly constituted government authority, court or regulatory agency orders that a Party hereto disclose information subject to an obligation of confidentiality under this Agreement, such Party shall comply with the order, but shall notify the other Party as soon as possible, so as to provide the said Party an opportunity to apply to a court of record for relief from the order.

10.6

Publicity.  Neither Party will refer to, display or use the other’s name, trademarks or trade names confusingly similar thereto, alone or in conjunction with any other words or names, in any manner or connection whatsoever, including any publication, article, or any form of advertising or publicity, except with the prior written consent of the other Party.

11.

INTELLECTUAL PROPERTY

11.1

Generally.  Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Intellectual Property made or conceived by the other Party prior to the Effective Date or independently of this Agreement (“Background Intellectual Property”). Except as expressly otherwise provided herein, ownership of any Intellectual Property that is developed, conceived, invented, first reduced to practice or made in connection with the manufacture of Product or performance of the services hereunder shall follow inventorship all as determined under applicable laws.

11.2

New Client Intellectual Property.  Subject to Section 11.3, CLIENT shall own all right, title, and interest in and to any and all Intellectual Property that LWI develops, conceives, invents, first reduces to practice or makes, solely or jointly with CLIENT or others, that is a development or improvement to CLIENT Materials or CLIENT’s Background Intellectual Property (which, for clarity, shall expressly include CLIENT’s ImPACT Immune Pan Antigen Cytotoxic Technology) (collectively, “New Client Intellectual Property”).

11.3

New General Application Intellectual Property.  Notwithstanding Section 11.2, and subject to the license granted in Section 11.4.3, LWI shall own all right, title and interest in “New General Application Intellectual Property”, which as used in this Agreement means Intellectual Property that LWI or its Affiliates, contractors or agents develops, conceives, invents, or first reduces to practice or makes in the course of manufacture of Product or performance of the services hereunder that (i) is generally applicable to the development or manufacture of chemical or biological products or (ii) is an improvement of, or direct derivative of, any LWI Background Intellectual Property.  For avoidance of doubt, “New General Application Intellectual Property” shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property.

11.4

License.  Subject to the terms and conditions set forth herein (including payment of the purchase price as set forth herein):

11.4.1

LWI hereby assigns to CLIENT all of its right, title and interest in and to any New Client Intellectual Property.  LWI shall promptly disclose to CLIENT in writing all New Client Intellectual Property.  LWI shall execute, and shall require its personnel as well as its Affiliates and their personnel, to execute, any documents reasonably required to confirm CLIENT’s ownership of the New Client Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Client Intellectual Property;

11.4.2

CLIENT hereby assigns to LWI all of its right, title and interest in and to any New General Application Intellectual Property. CLIENT shall promptly disclose to LWI in writing all New General Application Intellectual Property.  CLIENT shall execute, and shall require its personnel as well as its Affiliates to execute, any documents reasonably required to confirm LWI’s ownership of the New General Application Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New General Application Intellectual Property; and

11.4.3

LWI hereby grants to CLIENT a non-exclusive, world-wide, fully paid-up, irrevocable, transferable license, including the right to grant sublicenses, under the New General Application Intellectual Property, to use, sell and import the Products manufactured under this Agreement and to make, have made, use, sell and import Products made by or on behalf of CLIENT that CLIENT is not required to purchase from LWI pursuant to this AGREEMENT .

11.5

License to Client Materials.  CLIENT hereby grants LWI the non-exclusive right to use any CLIENT Materials, information and Background Intellectual Property during the term of this Agreement solely for the purpose of manufacturing of Product or performing the services hereunder.

11.6

Prosecution of Patents.

11.6.1

LWI will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming New General Application Intellectual Property at LWI’s expense.  CLIENT will cooperate with LWI to file, prosecute and maintain patent applications and patents claiming New General Application Intellectual Property, and will, upon LWI’s request, review and provide comments to LWI relating to such patent applications and patents.

11.6.2

CLIENT will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming New Client Intellectual Property at CLIENT’s expense.  LWI will cooperate with CLIENT to file, prosecute and maintain patent applications and patents claiming New Client Intellectual Property, and will, upon CLIENT’s request, review and provide comments to CLIENT relating to such patent applications and patents.

12.

REPRESENTATIONS AND WARRANTIES

12.1

By CLIENT.  CLIENT hereby represents and warrants to LWI that, to the best of its knowledge, (i) it has the requisite intellectual property and legal rights related to the CLIENT Deliverables and the Product to authorize the performance of LWI’s obligations under this Agreement, and (ii) the performance of the Statement of Work and the production by LWI of the Product as contemplated in this Agreement will not give rise to a potential cause of action by a Third Party against LWI for infringement or another violation of intellectual property rights.  Such representation and warranty will not apply to any production equipment supplied by LWI.

12.2

By LWI.  LWI hereby represents and warrants to CLIENT that, to the best of its knowledge, (i) it has the requisite intellectual property rights in its equipment and Facility to be able to perform its obligations under this Agreement, and (ii) that LWI’s use of its equipment and Facility as contemplated in this Agreement will not give rise to a potential cause of action by a Third Party against CLIENT for infringement or another violation of intellectual property rights.

13.

DISCLAIMER; LIMITATION OF LIABILITY

13.1

DISCLAIMER.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, LWI MAKES NO REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE PRODUCTS, MATERIALS, AND SERVICES PROVIDED UNDER THIS AGREEMENT, AND LWI SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE WITH RESPECT TO SUCH PRODUCTS, MATERIALS, OR SERVICES.

13.2

Disclaimer of Consequential Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.3

Limitation of Liability. BOTH PARTIES HEREBY AGREE THAT TO THE FULLEST EXTENT PERMITTED BY LAW, LWI’S LIABILITY TO CLIENT, FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT FROM ANY CAUSE OR CAUSES, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, ERRORS, OMISSIONS OR STRICT LIABILITY, SHALL NOT EXCEED THE SUM OF (A) THE TOTAL CHARGES PAID BY CLIENT TO LWI DURING THE 18 (EIGHTEEN) MONTHS PRECEDING THE EVENT GIVING RISE TO LIABILITY PLUS, (B) TO THE EXTENT NOT ALREADY ENCOMPASSED IN SUBCLAUSE (A), THE PRINCIPAL AMOUNT OF OUTSTANDING CONVERTIBLE DEBT SECURITIES OF CLIENT ISSUED TO LWI OR ITS AFFILIATES; PROVIDED, THAT TO THE EXTENT LWI INCURS LIABILITY TO CLIENT UNDER THIS AGREEMENT, LWI MAY, AT ITS OPTION, ELECT TO FIRST CANCEL ALL OR A PORTION OF OUTSTANDING CONVERTIBLE NOTES HELD BY IT PRIOR TO MAKING ANY CASH PAYMENT OR CREDIT OF CLIENT’S ACCOUNT.  TO THE EXTENT THAT THIS CLAUSE 13.3 CONFLICTS WITH ANY OTHER CLAUSE, THIS CLAUSE SHALL TAKE PRECEDENCE OVER SUCH CONFLICTING CLAUSE.  IF APPLICABLE LAW PREVENTS ENFORCEMENT OF THIS CLAUSE, THEN THIS CLAUSE SHALL BE DEEMED MODIFIED TO PROVIDE THE MAXIMUM PROTECTION FOR LWI AS IS ALLOWABLE UNDER APPLICABLE LAW.   THE FOREGOING LIMITATIONS SHALL NOT LIMIT LWI’S INDEMNIFICATION OBLIGATIONS OR LWI’S LIABILITY FOR ANY INTENTIONAL BREACH.

14.

TERM AND TERMINATION

14.1

Term.  The term of this Agreement will commence on the Effective Date and will continue until the eighth (8th) anniversary of the Effective Date unless terminated prior to that time or extended by the Parties by mutual agreement (the “Term”); provided, that the Term shall automatically extend for up to two (2) additional terms of two (2) years each (each, an “Additional Term”), unless one Party provides no less than ninety (90) days written notice to the other Party prior to the end of the then-expiring Term or Additional Term, as the case may be.

14.2

Termination for Material Breach.  Either Party may terminate this Agreement, by written notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within thirty (30) days after the breaching Party receives written notice of such breach from the non-breaching Party; provided, however, that if such breach is not capable of being cured within such thirty-day period and the breaching Party has commenced and diligently continued actions to cure such breach within such thirty-day period, except in the case of a payment default, the cure period shall be extended to 120 days, so long as the breaching Party is making diligent efforts to do so.  Such termination shall be effective upon expiration of such cure period.

14.3

Termination by Notice.  If a Party receives notice that the production of Product hereunder or the clinical trials for which Product is being produced hereunder have been or will be suspended or terminated by the FDA (or other regulatory authority), either Party may terminate this Agreement (in the case of suspension or termination of all Products by the FDA) or any applicable Statement of Work hereunder (in the case of suspension or termination of any particular Product by the FDA), in each case by providing written notice of termination not less than 2 months in advance of the date of termination. CLIENT may terminate any applicable Statement of Work hereunder if CLIENT determines to discontinue the production of a particular Product hereunder or the clinical trials for which that Product is being produced hereunder, in each case by providing written notice of termination not less than 2 months in advance of the date of termination.  For the avoidance of doubt, in the event of termination by CLIENT under this Section 14.3, CLIENT shall as its sole obligation remain liable for all fees owed pursuant to any outstanding Statement of Work during such two-month period, together with all costs incurred or irrevocably committed by LWI and any Cancellation Fees incurred in connection with termination; provided, that if CLIENT later pursues PD Services or manufacturing related to such Product during the Term that would otherwise be subject to this Agreement but for the termination of a Statement of Work pursuant to this Section 14.3, such PD Services or manufacturing (as the case may be) shall continue to be subject to this Agreement.

14.4

Termination by Insolvency.  Either Party may terminate this Agreement upon notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within ninety (90) days of such appointment; (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within ninety (90) days of filing.  All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights of “intellectual property” as defined therein.

14.5

Effects of Termination.

14.5.1

Accrued Rights.  Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination.  Such termination will not relieve a Party of obligations that are expressly indicated to survive the termination of this Agreement.

14.5.2

Disposition of Remaining CLIENT Property and Confidential Information.  Upon termination or expiration of this Agreement, LWI will store any Remaining CLIENT Property as set forth in Section 7.2 and, at CLIENT’s option, return or destroy any CLIENT Confidential Information in the possession or control of LWI.  Likewise, CLIENT will, at LWI’s option, return or destroy any LWI Confidential Information in the possession or control of CLIENT.  Notwithstanding the foregoing provisions: (i) LWI may retain and preserve, at its sole cost and expense, samples and standards of each Product following termination or expiration of this Agreement solely for use in determining LWI’s rights and obligations hereunder; and (ii) each Party may retain a single copy of the other Party’s Confidential Information for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.  In addition, upon CLIENT’s reasonable request and at CLIENT’s expense, LWI shall use commercially reasonable efforts promptly to transfer to CLIENT or one designee of CLIENT, the Master Production Record and associated Process.

14.5.3

Security Deposits; Securities.  Upon any termination of this Agreement by LWI pursuant to Section 14.2, LWI will have the right to retain the portion of any Security Deposit paid to LWI pursuant to a Statement of Work equal to the unpaid fees and all costs incurred or irrevocably committed by LWI and any Cancellation Fees incurred in connection with termination., without limiting any of its rights in law or in equity under this Agreement.

14.5.4

Survival.  Sections 1, 3.4, 4.4, 4.9, 7.2, 9, 10, 11, 13, 14.4, 14.5, 15, 16 and 17 of this Agreement, together with any appendices referenced therein, will survive any expiration or termination of this Agreement.

15.

INDEMNIFICATION

15.1

Indemnification of Client.  LWI will indemnify CLIENT, its Affiliates, and their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any and all liability suits, investigations, claims or demands (collectively, “Losses”) to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of:  (a) any material breach by LWI of this Agreement, or (b) the gross negligence or willful misconduct on the part of one or more of the LWI Parties in performing any activity contemplated by this Agreement, except for those Losses for which CLIENT has an obligation to indemnify the LWI Parties pursuant to Section 15.2, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

15.2

Indemnification of LWI.  CLIENT will indemnify LWI and its Affiliates, and their respective directors, officers, employees and agents (the “LWI Parties”), and defend and hold each of them harmless, from and against any and all Losses to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of: (a) any material breach by CLIENT of this Agreement, (b) the use or sale of Products, except to the extent such Losses arise out of or result from a breach by LWI of the Product Warranties, (c) the gross negligence or willful misconduct on the part of CLIENT or its Affiliates in performing any activity contemplated by this Agreement, or (d) the use or practice by LWI of any process, invention or other intellectual property supplied by CLIENT to LWI under this Agreement, except for those Losses for which LWI has an obligation to indemnify CLIENT pursuant to Section 15.1, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

15.3

Indemnification Procedure.

15.3.1

An “Indemnitor” means the indemnifying Party.  An “Indemnitee” means the indemnified Party, its Affiliates, and their respective directors, officers, employees and agents.

15.3.2

An Indemnitee which intends to claim indemnification under Section 15.1 or Section 15.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification.  The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that in order for the Indemnitor to exercise such rights, such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein.  No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein.  The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor.  The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

15.4

Insurance.  CLIENT will maintain, at all times during the term of this Agreement when CLIENT is actively engaged in conducting clinical trials and for three years thereafter, a products liability insurance policy (the “Insurance Policy”), with a per occurrence limit of at least one million dollars ($1,000,000) and an aggregate limit of at least five million dollars ($5,000,000), and will provide a Certificate of Insurance to LWI that the Insurance Policy has been endorsed to designate LWI as an additional insured.  CLIENT will maintain the Insurance Policy with an insurance company having a minimum AM Best rating of A and that is licensed to do business in the State of Maryland.  CLIENT will provide LWI with at least 30 days’ written notice prior to termination of such Insurance Policy.

16.

ADDITIONAL COVENANTS

16.1

Non-Solicitation.  During the term of this Agreement and for six months thereafter, each of the Parties agrees not to seek to induce or solicit any employee of the other Party or its Affiliates to discontinue his or her employment with the other Party or its Affiliate in order to become an employee or an independent contractor of the soliciting Party or its Affiliate; provided, however, that neither Party shall be in violation of this Section 16.1 as a result of making a general solicitation for employees or independent contractors.  For the avoidance of doubt, the publication of an advertisement shall not constitute solicitation or inducement.

17.

MISCELLANEOUS

17.1

Independent Contractors.  Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties.  Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

17.2

Force Majeure.  Neither Party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due under this Agreement) occasioned by any reason beyond the control and without the fault or negligence of the Party affected thereby, including, without limitation, an act of God, fire, flood, act of government or state, war, civil commotion, insurrection, acts of terrorism, embargo, sabotage, a viral, bacterial or mycoplasmal contamination which causes a shutdown of the Facility, prevention from or hindrance in obtaining energy or other utilities, a shortage of raw materials or other necessary components, labor disputes of whatever nature, or any other reason beyond the control and without the fault or negligence of the Party affected thereby (a “Force Majeure Event”).  Such excuse shall continue as long as the Force Majeure Event continues.  Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so.  Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement.  Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as practicable (provided that in no event shall a Party be required to settle any labor dispute) and to give the other Party prompt written notice when it is again fully able to perform such obligations. Without limiting the foregoing, in the event that a Force Majeure Event occurs with respect to LWI, LWI shall use commercially reasonable efforts to cause one or more Affiliates of LWI to perform the obligations of LWI under this Agreement.  If a Force Majeure Event substantially interferes with LWI’s performance for a period of more than 90 days, CLIENT shall have the right to terminate this Agreement and any active statement of work.

17.3

Condemnation.  If the Facility is condemned or taken as a result of the exercise of the power of eminent domain or will be conveyed to a governmental agency having power of eminent domain under the threat of the exercise of such power (any of the foregoing, a “Condemnation”), then this Agreement will terminate as of the date on which title to the Facility vests in the authority so exercising or threatening to exercise such power and CLIENT will not have any right to the Condemnation proceeds.

17.4

Notices.  Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with documented evidence of transmission), to the addresses or facsimile numbers of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party.  The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

If to LWI:

Lonza Walkersville, Inc.
Attn: Vice President, Cell Therapy Bioservice
8830 Biggs Ford Road
Walkersville, Maryland 21793
Fax:  (301) 845-6099

With a copy to:

General Counsel
Lonza America, Inc.
90 Boroline Road
Allendale, NJ  07401
Fax: (201) 696-3589

If to Client:

Heat Biologics, Inc.
Attn:  President

15 TW Alexander Drive, Suite 119

Research Triangle Park, NC  27709

Fax: (305) 503-8566

Either Party may change its address for notice by giving notice thereof in the manner set forth in this Section 17.4.

17.5

Entire Agreement; Amendments.  This Agreement, including the Appendices attached hereto and referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof.  No terms, conditions, understandings or agreements purporting to amend, modify or vary the terms of this Agreement (including any Appendix hereto) shall be binding unless hereafter made in a written instrument referencing this Agreement and signed by each of the Parties.

17.6

Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its conflicts of laws provisions.

17.7

Counterparts.  This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument.  This Agreement shall be effective upon full execution by facsimile or original, and a facsimile signature shall be deemed to be and shall be as effective as an original signature.

17.8

Severability.  If any part of this Agreement shall be found to be invalid or unenforceable under applicable law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction.  In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

17.9

Titles and Subtitles.  All headings, titles and subtitles used in this Agreement (including any Appendix hereto) are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement (or any Appendix hereto).

17.10

Exhibits.  All “RECITALS”, “DEFINITIONS”, exhibits and appendices referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

17.11

Pronouns.  Where the context requires, (i) all pronouns used herein will be deemed to refer to the masculine, feminine or neuter gender as the context requires, and (ii) the singular context will include the plural and vice versa.

17.12

Assignment.  This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns.  Neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that a party may assign this Agreement to an Affiliate or in connection with a merger, sale, license or other disposition of all or substantially all of its business to which this Agreement relates.  Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement.  Any purported assignment without a required consent shall be void.  No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

17.13

Waiver.  The failure of any Party at any time or times to require performance of any provision of this Agreement (including any Appendix hereto) will in no manner affect its rights at a later time to enforce the same.  No waiver by any Party of any term, provision or condition contained in this Agreement (including any Appendix hereto), whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement (including any Appendix hereto).

17.14

Dispute Resolution.  If the Parties are unable to resolve a dispute, despite its good faith efforts, either Party may refer the dispute to the President of each Party’s respective business unit (or other designee).  In the event that no agreement is reached by the Presidents (or other designees) with respect to such dispute within thirty (30) days after its referral to them, the Parties shall be obligated to submit the dispute to binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) for commercial arbitration, utilizing one (1) arbitrator mutually agreeable to the Parties.  If the Parties are unable to reach agreement as the arbitrator, the arbitrator shall be chosen in accordance with the AAA commercial arbitration rules.  The arbitrator shall present a detailed written statement of his/her findings; and the Parties shall be bound thereby.  The arbitration proceedings and any documents or other information disclosed in connection therewith shall be subject to the requirements of confidentiality as set forth herein.

17.15

No Presumption Against Drafter.  For purposes of this Agreement, CLIENT hereby waives any rule of construction that requires that ambiguities in this Agreement (including any Appendix hereto) be construed against the drafter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last signed by the parties hereto.

HEAT BIOLOGICS, INC.

10/20/11	By:	/s/ Jeffrey Wolf
Date		Name: Jeffrey Wolf
Title: President

LONZA WALKERSVILLE, INC.

By:
Date		Name:
Title:

APPENDIX A

STATEMENT OF WORK

A-2

Lonza

Statement of Work for Contract Manufacturing

This Statement of Work (SOW A-2A) is agreed to by the Heat Biologics, Inc. (the "Client") and Lonza Walkersville, Inc. ("LWI") pursuant to the Manufacturing Services Agreement, dated 19 Oct 2011 by and between the Client and LWI (the "Agreement"), and is incorporated therein and made a part of such Agreement.

Project Scope

This SOW outlines the strategy and activities required to initiate experiments to evaluate alternative serum concentrations in the growth medium for the HS110 product.

Assumptions

1. 21 day expansion for MCB and Product
2. Cell yield is 110,000 cells/cm^2
3. Seeding density is 20,000 cells/cm^2
4. Glucose, Lactate, Glutamine, Ammonia metabolites will be evaluated at each passage
5. Samples pulled and tested at each harvest for ELISA and FACS
6. Project management and weekly update time is included in SOW A-1

Project Activities

Process Development Master Cell Bank (PD-MCB) Generation

LWI will initiate an expansion from Non Small Cell Lung Cancer cells provided by the Client. LWI will execute the production of the PD-MCB under "current process" conditions with optimized cell culture vessels. LWI will draft a protocol based on the study design provided by the Client. The cultures will be initiated in a single 1-layer Cell Stack (CS-1) and expanded into three (3) 10-layer Cell Stacks (CS-10). Figure 1 below represents a preliminary experimental design. The experiment will be executed one (1) time and the results will be reported to the customer.

Confidential December 15, 2011 Page 3 of 11

A-2

Lonza

Figure 1. Preliminary experimental design for the production of a PD-MCB

Lonza PD MCB Banking
Thaw Heat Established MCB vial and seed
Feed Based on Confluency
Harvest
Confluency
EXPANSION II
Seed 1xCS-5
Feed Based on Confluency
Harvest
Confluency
EXPANSION III
Seed 1xCS-10
Feed Based on Confluency
Harvest
Confluency
Cryopreserve MCB at 12e6 cells/vial

Confidential December 15, 2011 Page 4 of 11

A-2

Estimated Project Schedule

Approximate Timelines in Weeks

Wk1	Wk2	Wk3	Wk4	Wk5	Wk6	Wk7	Wk8
Review & Sign SOW	Order Supplies & Set up		Produce PDMCB			Test PDMCB	Release PDMCB

Confidential December 15, 2011 Page 5 of 11

A-2

Lonza

Project Team

LWI will provide Client periodic updates on the project status throughout the term of this SOW. A Joint Project Team will be formed, with members from both Lonza and Client. Ideally, the team will meet weekly by teleconferencing and will review the project status on an operational and strategic level.

Within five (5) working days following the end of each month, Lonza will provide a brief Progress Report describing the work completed and cost incurred during the period in relation to the planned progress, effort and budget. The report shall include a summary of work planned for the next reporting period.

Financial Terms

Fee Schedule and Rates

See Attachment I below.

Confidential December 15, 2011 Page 6 of 11

Lonza

A-2

Estimated Pricing

Technical Transfer						
PD MCB Bank Generation						
Process Development Labor	30	$	325.00	$	9,750.00	
Process Development Labor, office	20	$	325.00	$	6,500.00	
Project Management, office	24	$	150.00	$	3,600.00	
Materials/Media	1	$	3,200.00	$	3,200.00	
Testing	1	$	5,500.00	$	5,500.00	Cell Count, Cell Phenotype, and Colony
	Estimated Sub Total PD MCB			$	**28,550.00**	
Transfer Run(s)	1					1 cell line
	Estimated Total for PD MCB			$	**28,550.00**	

Payment Schedule

Client shall receive detailed monthly billing statements for work performed at the rates outlined in the Pricing Section above. Upon signature of this SOW, the Client will be invoiced time and materials billings for all work described in SOW A-2 on a monthly basis. The Client will receive detailed monthly billing statements for labor, materials and testing associated with SOW A-2.

LWI will invoice the Client, as per section 9 of the Agreement and as per the pricing agreed to in this SOW. Overall fees and costs for the services rendered under this SOW will not exceed $29,000 USD in total without written approval from Client. Any cost over this level must be accompanied by a written justification and prior Client approval and signature.

Term and Termination

The term of this SOW will commence on _________________, the Commencement date, and will continue until the earlier of (i) completion of the work contemplated under this SOW or (ii) either party giving sixty (60) days prior written notice to the other party for any reason. In the event of a termination by Client, Client will pay reasonable costs incurred by LWI up to the effective date of termination (including out-of-pocket losses to LWI for purchase of unmarketable materials which have become unusable by reason of termination), all uncancellable labor commitments and all work in process (including all professional services rendered).

Confidential December 15, 2011 Page 7 of 11

A-2

Lonza

Key Contact Information

Any supplemental information required in addition to this proposal should be addressed to the following contact:

Kara Anlauf
Lonza Walkersville Inc
8830 Biggs Ford Road
Walkersville, MD 21793
Office Phone: 301.378.1705
Fax: 301.845.0671
Email: Kara.Anlauf@Lonza.com

Approvals

Client		Lonza Walkersville, Inc.	
By	[signature]	By	
Name	Jeffrey Wolf	Name	
Title	CEO	Title	
Date	12/16/11	Date	

Confidential December 15, 2011 Page 8 of 11

A-2

Lonza

Attachment I

Lonza Cell Therapy – 2011 Fee Schedules

Labor

Description	Rate
Administrative Copying or scanning of records or printed materials at the request of the Client.	$85 per hour
Project Management and Technical Documentation This labor rate is for document preparation, technical writing, batch record review, product release, quality reporting, project management, and other technical non-laboratory project related activities as specified by the client.	$150 per hour
Tech Transfer Labor This labor rate includes production for tech transfer activities and training runs in a training laboratory.	$250 per hour (suite fees do not apply to unclassified labor)
Clinical Production Labor Production of engineering and clinical materials in a cGMP clinical, commercial, or EU suite.	$190 per hour + applicable suite fees or $450 per hour (without suite fees)
Specialist Labor Validation, Regulatory, and/or Tissues Acquisition consulting activities.	$300 per hour
Process Development and Bioservices Labor Development activities such as process scale up, assay development, media optimization, performance of bioassays and stability studies.	$325 per hour
On-Call Services Surcharge Services requested by the client specifically related to production during off-business hours. Applies to all manufacturing services after 11p.m. and before 6 a.m. as well as for QA/QC services after 6p.m. and before 8a.m.	$500 per day per person (in addition to above labor rate)

Other Fees

Description	Fees
Security Deposit Required before Technology Transfer to assure scheduled production and laboratory time.	20% of project cost, or $100,000, whichever is less
Standard Regulatory Prices CMC Section, preparation of new DMF – template document describing the LWI manufacturing facility, support of Biologic License Application (BLA) filing	$17,500 for IND $50,000 for BLA
Consumables / Materials (non-GMP) Standard consumable fee capturing all handling and entrance costs for process and assay development.	Cost + 15 %
Consumables / Materials (cGMP) Standard consumable fee capturing all handling and entrance costs for cGMP production or testing.	Cost + 20 %

Confidential December 15, 2011 Page 9 of 11

A-2

Lonza

Facilities

Description		Shared	Dedicated
		Monthly	Monthly
Production Suite	Small Clinical	$80,000	$140,000
	Large Clinical	$100,000	$175,000
	Commercial & EU	$125,000	$225,000

Storage Rates

Post Production Storage of Product: LWI will store in-process, quarantine, and released product for the client in a validated, monitored, controlled Refrigerator, Freezer (<-20 °C), Ultra Low Freezer (<-70 °C) or LN2 freezer at the cost outlined below:

Sample Storage Fee (based on total number of samples stored)

Number of Samples	Price
< 500 samples	$200.00 / month
501 – 1,000 samples	$300.00 / month
1,001 – 2,000 samples	$400.00 / month
2,001 – 5,000 samples	$500.00 / month
5,001 – 10,000 samples	$650.00 / month

LN2 Storage: LWI imposes an additional recurring monthly fee for LN2 freezer unit maintenance and storage of samples. These fees are dependent upon the ownership of the LN2 freezer unit:

LWI-owned unit	$800.00 / month
Client-owned unit	$400.00 / month

Storage rates take effect at the beginning of the month following completion of production. Rates are then prorated upon removal of product from storage.

Confidential December 15, 2011 Page 10 of 11

A-2

Lonza

Shipping Rates

Post Production Shipment of Product: LWI will ship in-process, quarantine, or released product for a shipping fee plus freight. Client may designate carrier and may use their account number for direct billing of freight charges. LWI shipping fees are outlined below:

Shipping Condition	Price
Ambient	$100.00 / shipment
Refrigerated (2-8 °C)	$100.00 / shipment
Frozen (<-10 °C)	$125.00 / shipment
Dry ice (<-70 °C)*	$150.00 / shipment
LN2 Shipper (<-140 °C)*	$250.00 / shipment

Freight is charged for both outbound and return shipments if the container is reusable.

Confidential December 15, 2011 Page 11 of 11

APPENDIX B

QUALITY AGREEMENT

TO BE ATTACHED